Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Separation Agreement”) is entered into by and between Daniel E. Schmerin (“Executive”), and Andover National Corporation (the “Company”) as of the last date indicated next to the signatures of the parties hereto.

WHEREAS, Executive has been employed by the Company as its Chief Executive Officer pursuant to an employment agreement, effective as of November 1, 2018 (hereinafter, the “Employment Agreement”);

WHEREAS, in connection with his employment, Executive entered into and remains bound by that certain Agreement Regarding Assignment of Inventions, Confidentiality, Non-Competition, and Non-Solicitation, of even date with the Employment Agreement (hereinafter, the “Confidentiality Agreement”);

WHEREAS, Executive and the Company have mutually agreed that Executive will resign his role as Chief Executive Officer; and

WHEREAS, Executive and the Company mutually desire to bring the employment relationship to an amicable conclusion and fully and finally resolve any claims Executive might have against the Company, as described further herein.

NOW, THEREFORE, FOR AND IN CONSIDERATION of good and valuable consideration set forth below, the receipt and sufficiency of which are hereby acknowledged by each party, the Company and Executive agree as follows.

1.               Separation. Executive’s resignation as Chief Executive Officer shall be effective immediately upon the execution of this Separation Agreement, and his resignation as an employee of the Company shall be effective at the close of business on October 31, 2019. Executive also resigns from and relinquishes any other titles, offices, and authority related to his employment with the Company, including his role as a Director of the Company’s Board of Directors, and Executive agrees to execute any such additional documentation reasonably required to effectuate such resignation(s). Within five (5) business days of the execution of this Separation Agreement, Executive shall return all of the Company’s property in his possession, including, without limitation, Company-issued laptop, electronically-stored information or data, reports, customer lists, files, memoranda, records, credit cards, keys, passwords, computers, software, telecommunication equipment, and other physical or personal property that he received, prepared, or helped prepare in connection with his employment.

2.               Compensation and Release Consideration.

a.       Provided that Executive signs this Separation Agreement and complies with the terms of this Separation Agreement, then subject to the terms of this Separation Agreement, the Company agrees to:

i.	pay to Executive, on or before November 15, 2019, a lump-sum cash payment (the “Severance Payment”) in the gross amount of One-Hundred Seventy Thousand Dollars ($170,000.00), less applicable withholdings and deductions;

ii.	pay to Executive, on or before November 15, 2019, an additional lump-sum cash payment in the amount of Thirty-Six Thousand Six Hundred Forty-Six and 62/100 ($36,646.62), representing reimbursement of certain expenses previously submitted by Executive and consideration for Executive’s agreement to enter into the transactions described in Exhibits A and B hereto;
iii.	pay to Executive, a series of twelve (12) monthly payments in calendar year 2020 (each an “Additional Payment,” and collectively the “Additional Payments”), in accordance with the Company’s payroll payment policy as in effect from time to time but under all circumstances not later than the last business day of each month, less applicable withholdings and deductions, as more fully described in Section 2(b);

iv. directly pay on behalf of Executive any and all premiums attributable to COBRA insurance coverage, provided that Executive timely elects such coverage, for the period ending on the earlier of (x) December 31, 2020, and (y) the date that Executive becomes eligible to elect coverage under another employer’s plan (the “COBRA Benefits”); and

v.	contribute to Executive’s retirement account, on or before January 31, 2020 (or such other timeframe specified in the governing plan documents), the remaining Employer Safe Harbor Matching Contribution that Executive was entitled to receive pursuant to the Company’s retirement savings plan (which, for the avoidance of doubt, is understood to be approximately $8,500) subject only to the terms of the governing plan documents and any applicable law or regulation.

Of the foregoing payments and benefits, the Severance Payment and the Additional Payments shall be reported on a Form W-2 as wages to Executive and shall be subject to applicable withholdings and deductions.

b.       The gross amount of each monthly “Additional Payment” shall be calculated as (i) Fifteen-thousand dollars ($15,000), minus (ii) Executive’s Mitigating Compensation (as defined herein) with respect to that particular month, plus or minus (iii) any amount necessary to adjust the overall Additional Payments received by Executive to the level that would have been paid pursuant to this Separation Agreement in view of any information concerning Mitigating Compensation that was not incorporated into the calculation of prior Additional Payments (whether due to delay, mistake or otherwise and without regard to the fault of any party). For the avoidance of doubt, the maximum aggregate gross amount of the Additional Payments – assuming a total absence of Mitigating Compensation – is One-hundred Eighty Thousand Dollars ($180,000).

c.       For purposes of this Separation Agreement, “Mitigating Compensation” shall mean, with respect to any month (or other period, as the context may dictate) the greater of: (i) the amount of any compensation Executive is entitled to receive under any employment or consulting terms agreed with another employer or entity in respect of such period, and (ii) any compensation actually received by Executive as employment, self-employment or consulting income in respect of such period. For the avoidance of doubt, and to effectuate the parties’ intent that any income received in respect of services performed by Executive in 2020 shall reduce the amount of the Additional Payments owed to Executive by the Company, Section 2(c)(i) shall be construed to include the amount of any compensation payable to Executive after 2020 that is attributable to his services performed in 2020. Notwithstanding the foregoing, “Mitigating Compensation” shall not include the first $7,500 in income, in the aggregate, from any consulting engagements similar in character to those Executive has entered into in the past.

d.       Executive shall promptly notify the Company if he receives any Mitigating Compensation, which notice shall include a description of the amount thereof. Executive agrees to provide to the Company on a timely basis all information necessary to the calculation of the Additional Payments, including by providing offer letters, employment agreements, compensation plans, paystubs, or similar documentation as soon as reasonably practicable after the same become available to Executive. Upon request by the Company, Executive shall provide an independent third party certified public accountant selected by the Company (reasonably acceptable to Executive) with a copy of all tax returns, Form W-2s, K-1s, Form 1099s and other necessary tax documentation relating to his receipt of income (in relation to services performed in 2019 or 2020), so that such accountant may verify the proper calculation of the Additional Payments. In the event of any overpayment of the Additional Payments, Executive agrees to repay the amount of any such overpayment to the Company, within thirty (30) days of due demand for the same. In the event of (i) Executive’s willful failure to accurately provide the information required herein, or (ii) Executive’s continued failure to cooperate with the Company’s reasonable requests to provide information as set forth herein that persists for thirty (30) days, Executive shall be deemed to forfeit any right to further Additional Payments not already paid to him.

e.       Executive shall promptly notify the Company if he becomes eligible to participate in another employer’s health insurance plan prior to December 31, 2020. If any overpayment of the COBRA Benefits occurs due to a failure of Executive to disclose such eligibility in a timely fashion, Executive agrees to repay the amount of any such overpayment to the Company, within thirty (30) days of due demand for the same.

f.       If Executive breaches any of his obligations under this Separation Agreement, the Company may seek any and all applicable remedies at law and equity including terminating Executive’s rights to the Severance Payment, the Additional Payments or the COBRA Benefits and/or seeking repayment of the same. For the avoidance of doubt, Executive acknowledges and agrees that the payments provided for in this Separation Agreement constitute his sole and exclusive entitlement to any compensation in relation to the cessation of his employment, and, further, that he is relinquishing any claim to any other compensation or termination benefits provided for in the Employment Agreement, including, without limitation, any claim for an annual bonus pursuant to Section 2.01(B) of the Employment Agreement, any claim to severance pay or other benefits described in Article III of the Employment Agreement, or any claim for severance pay under any claimed policy or practice of the Company. For the avoidance of doubt, nothing in this Separation Agreement shall be construed to permit the Company to terminate Executive’s employment for any reason prior to his resignation on October 31, 2019, and any such purported termination shall not afford the Company any right to avoid its obligations under this Separation Agreement.

3.               Release. By Executive’s signature below, in consideration of the Company’s promises set forth in this Separation Agreement, Executive hereby releases and forever discharges the Company and any of its past or present parents, subsidiaries, predecessors, successors, or assigns, and any of its or their past or present directors, members, officers, agents, employees, representatives, and attorneys, and its PEO, JustWorks, Inc. (collectively, the “Company Released Parties”) to the extent provided below. Each non-signatory to this Separation Agreement within the definition of the “Company Released Parties” is intended to be a third-party beneficiary of this Separation Agreement, and this Separation Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such persons hereunder. Subject to the foregoing, Executive agrees as follows:

a.       Both parties understand that the payments or benefits paid or granted to Executive under Section 2 of this Separation Agreement represent, in part, consideration for signing this Separation Agreement, and are not salary, wages, or benefits to which he was already entitled. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy, or arrangement maintained or hereafter established by the Company or its affiliates.

b.       Except as provided in Section 3(d), Executive knowingly and voluntarily (for himself, his heirs, executors, administrators, and assigns) releases and forever discharges the Company and the other Company Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, and whether known or unknown, suspected, or claimed against the Company or any of the Company Released Parties that Executive, his spouse, or any of his heirs, executors, administrators or assigns, may have or have had, from the beginning of time through and including the date that Executive executes this Separation Agreement, including, without limitation, any claims under the Employment Agreement, any claims which arise out of or are connected with Executive’s employment with, or separation or termination from, the Company including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Executive Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; the New York State Human Rights Law; the New York Labor Law; the New York City Administrative Code; the Florida Civil Human Rights Act; the Florida Equal Pay Law, the Florida Wage Discrimination Law; Chapter 11A of the Miami-Dade County Code; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

c.       Executive represents and warrants that he has made no assignment or transfer of any Claims covered by Section 3(b) above.

d.       Notwithstanding the above, Executive further acknowledges that he is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, except that nothing in this Separation Agreement limits Executive’s right to receive an award or bounty for providing information to a governmental authority pursuant to any law or regulation. Additionally, Executive is not waiving (i) any claim for the benefits provided for in this Separation Agreement; (ii) any vested retirement benefits; (iii) his rights to indemnification set forth in the Employment Agreement (which are incorporated into this Separation Agreement as if fully set forth herein) or under the Company’s bylaws or other organizing documents; (iv) his rights under COBRA, or (v) rights as a holder of equity in the Company, except to the extent waived in the exhibits hereto.

e.       In signing this Separation Agreement, Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Executive expressly consents that this Separation Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a Separation Agreement of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Executive acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of the release set forth in Section 3(b) above and which, if known or suspected at the time of entering into this Separation Agreement, may have materially affected this Separation Agreement and his decision to enter into it. Executive acknowledges and agrees that this waiver is an essential and material term of this Separation Agreement and that without such waiver the Company would not have agreed to the terms of this Separation Agreement. Executive further agrees that if he should bring a Claim seeking damages against the Company, or if he should seek to recover against the Company in any Claim brought by a governmental agency on his behalf, this Separation Agreement shall serve as a complete defense to such Claims to the maximum extent permitted by law. Executive further agrees that he is not aware of any pending Claim of the type described in Section 3(b) above as of the execution of this Separation Agreement.

4.               Related Agreements. Provided that the Company’s Board of Directors has approved this Separation Agreement and its attached exhibits, (a) Executive agrees to enter into the Warrant Cancellation Agreement attached hereto as Exhibit A, and (b) Executive further agrees to the Share Conversion Agreement attached hereto as Exhibit B. Executive agrees to complete all necessary disclosures, consents, or other documentation that the Company reasonably determines is necessary to effectuate the transactions reflected in Exhibits A and B.

5.               No Admissions. Both parties agree that neither this Separation Agreement, nor the furnishing of the consideration for this Separation Agreement, shall be deemed or construed at any time to be an admission by the Company, any Company Released Party, or Executive of any improper or unlawful conduct.

6.               Continuing Obligations Under Confidentiality Agreement. Executive acknowledges that even after the conclusion of his employment, he remains bound by his obligations to the Company set forth in his Confidentiality Agreement, and such obligations are incorporated into this Separation Agreement as if fully set forth herein, except that the Company waives Executive’s obligations under Section 6.1(b) of the Confidentiality Agreement. Without altering any aspect of the foregoing, Executive is reminded of his obligations with respect to non-interference with the Company’s opportunities, as more fully set forth in Section 6.3 of the Confidentiality Agreement, and Executive re-affirms his commitment to abide by those obligations. Further, for clarity, the parties note that Executive’s obligations under Section 6.1(a) of the Confidentiality Agreement extend only to businesses involved in pest control, mosquito control, lawn and tree care, irrigation systems, or landscape maintenance.

7.               Exceptions. Executive acknowledges and agrees that nothing in this Separation Agreement or in any agreement between him and the Company prohibits or limits him (or his attorney) from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission (SEC), the Department of Justice, FINRA, any other self-regulatory organization, or any other governmental, law enforcement, or regulatory authority, regarding this Separation Agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that he is not required to advise or seek permission from the Company before engaging in any such activity. Executive further acknowledges that, in connection with any such activity, he must inform such authority of the confidential nature of any confidential information that he provides, and that he is not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to the Company, as the Company does not waive and intends to preserve such privileges.

8.               Cooperation. Executive agrees to make himself reasonably available to, and to cooperate with the Company in, any internal investigation or administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration, both before and after the Separation Date. Executive understands and agrees that his reasonable cooperation includes, but is not limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are or may come into his possession. The term “cooperation” does not mean that Executive must provide information that is favorable to the Company; it means only that Executive will provide truthful information within his knowledge and possession upon request of the Company. Executive understands that, if the Company asks for his cooperation in accordance with this provision, or he is required to participate in an administrative or legal proceeding or arbitration related to matters within the scope of his employment at the Company, the Company will reimburse him for reasonable travel and lodging expenses provided that Executive submits to the Company appropriate documentation of such expenses within thirty (30) calendar days after such expenses are incurred (provided that such proceeding was not initiated by Executive and does not otherwise concern any claims by Executive against the Company or any of the other Company Released Parties).

9.               Attorneys’ Fees. The Company agrees to pay the reasonable fees and expenses of legal counsel incurred by Executive in connection with this Separation Agreement; provided, however, that the amount payable pursuant to this Section shall (i) not exceed $5,000, and (ii) be paid within 30 calendar days of presentation of documentation reasonably satisfactory to the Company.

10.            Choice of Law. This Separation Agreement, the performance of this Agreement, and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without giving effect to the conflict or choice of law provisions and principles thereof.

11.            Resolution of Disputes. Any dispute, controversy, or claim arising out of relating to this Separation Agreement shall be resolved by binding arbitration before a single arbitrator in accordance with the then-current Employment Arbitration Rules & Procedures of JAMS, including its Optional Arbitration Appeal Procedure. The arbitration shall be confidential, and shall take place in New York, New York. Notwithstanding the foregoing, any claim by the Company seeking enforcement of the Confidentiality Agreement shall not be subject to this arbitration provision.

12.            Severability. Whenever possible, each provision of this Separation Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Separation Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or any other jurisdiction, but this Separation Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

13.            Assignment. This Separation Agreement may be assigned to any affiliate or any person who, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock, or business of the Company or of any discrete portion thereof. Executive may not assign this Separation Agreement.

14.            Entire Agreement; Amendment. This Separation Agreement (including the exhibits hereto) is the entire agreement between Executive and the Company with respect to the matters addressed herein. The Company makes no representations regarding its relationship with or obligations to Executive, or as to the tax consequences of Executive’s entering into this Separation Agreement, and none it may have made in the past survive, except as set forth in this Separation Agreement. Executive expressly agrees that the Company shall have no liability to him for any tax or penalty imposed on him as a result of this Separation Agreement. This Separation Agreement (including the exhibits hereto) supersedes all existing agreements, whether written or oral, between Executive and the Company concerning his employment, except that the Confidentiality Agreement survives and remains binding on Executive. For the avoidance of doubt, the parties agree that the Employment Agreement is of no further force or effect. This Separation Agreement cannot be amended, supplemented, or modified nor may any provision hereof be waived, except by a written instrument executed by the party against whom enforcement of any such amendment, supplement, modification, or waiver is sought.

15.            Voluntary Execution. Executive acknowledges that he has carefully read this Separation Agreement and that he understands all of its terms including the full and final release of claims set forth in Section 3. He further acknowledges that he has voluntarily entered into this Separation Agreement; that he has not relied upon any representation or statement, written or oral, not set forth in this Separation Agreement; and that the only consideration for signing this Separation Agreement is as set forth herein.

16.            Acceptance. This Separation Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement on the latest date set forth below.

ANDOVER NATIONAL CORPORATION

/s/ Jeffrey C. Piermont	October 20, 2019
By:	Date
Name: Jeffrey C. Piermont
Title: President and Chief Operating Officer

DANIEL E. SCHMERIN

/s/ Daniel E. Schmerin	October 20, 2019
Date

EXHIBIT A

WARRANT CANCELLATION AGREEMENT

WARRANT CANCELLATION AGREEMENT

This Warrant Cancellation Agreement (this “Agreement”) is entered into as of October 20, 2019 (the “Effective Date”), by and between Andover National Corporation (the “Company”), Daniel E. Schmerin (“Schmerin”) and Windber National, LLC (“Windber” and together with the Company and Schmerin, the “Parties”).

WHEREAS, Windber is the holder of (a) Class W-1 warrants to purchase 450,000 shares of Class A common stock of the Company (the “Class W-1 Warrants”) and (b) Class W-2 warrants to purchase 450,000 shares of Class A common stock of the Company (the “Class W-2 Warrants” and together with the Class W-1 Warrants, the “Warrants”).

WHEREAS, the Company and Schmerin have entered into that certain Separation Agreement and General Release (the “Separation Agreement”) pursuant to which, among other matters, Schmerin has agreed to cancel all outstanding Warrants.

WHEREAS, Windber is a limited liability company wholly owned by Schmerin.

WHEREAS, in connection with the consummation of the transactions contemplated under this Agreement and the Separation Agreement, the Warrants will be cancelled and terminated.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                Termination of the Warrants. All of the Warrants held by Schmerin and Windber will be automatically terminated as of the Effective Date with no further action required by either the Company, Schmerin or Windber. Each of Schmerin and Windber agrees to waive, and hereby waives, any and all rights that he or it may have pursuant to the Warrants, including, without limitation, any notice requirements or other provisions contained in any agreements relating to the Warrants. Each of Schmerin and Windber hereby acknowledges and agrees that the consideration specified in Section 2 below and as more fully provided for in the Separation Agreement represents full and final satisfaction of all of the Company’s obligations to Schmerin or Windber in respect of the Warrants, including, without limitation, in connection with the transactions contemplated by the Separation Agreement. Effective upon the termination of the Warrants, the Warrants will have no further force or effect and the Company will not have any further obligations to Schmerin or Windber with respect to the Warrants.

2.                Consideration. Each of the Company, Schmerin and Windber hereby irrevocably acknowledges and agrees that, in exchange for the execution of this Agreement, Schmerin and Windber shall receive good and sufficient consideration from the Company in the form of the Company’s execution of the Separation Agreement and the promises and covenants of the Company set forth therein, and that no additional consideration of any kind is due to Schmerin or Windber pursuant to this Agreement.

3.                Representations and Warranties. Each of Schmerin and Windber hereby represents and warrants that: (i) Windber is the sole owner and holder of the Warrants, free and clear of all liens, claims, restrictions, pledges, security interests and encumbrances; (ii) it has the full power, authority and legal right to execute and deliver this Agreement and perform the terms hereof; (iii) this Agreement has been duly executed and delivered by each of Schmerin and Windber and constitutes each of their valid, binding and enforceable obligation; (iv) there is no contractual obligation, or obligation under any law or court order, pursuant to which either Schmerin or Windber has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of the Warrants or shares of capital stock issuable upon exercise of such Warrants; (v) the execution, delivery and performance of this Agreement by each of Schmerin and Windber does not and will not (a) violate any law or any order, judgment or decree of any court or other governmental or regulatory authority, or (b) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which either Schmerin or Windber is a party or by which either of them are bound; and (vi) upon the termination of the Warrants in connection with this Agreement, neither Schmerin nor Windber will hold other options or rights to purchase capital stock or other equity interests in the Company or under any plan, award, grant, agreement or understanding.

4.                Release of Claims. Each of Schmerin and Windber, for each of them and their respective affiliates, partners, heirs, beneficiaries, successors and assigns, if any, hereby releases and absolutely forever discharges the Company and its affiliates, shareholders, directors, officers, employees, agents and representatives and each of their respective affiliates (each, a “Released Party”) from any and all losses, lawsuits, claims, counterclaims, actions, demands, assessments, proceedings, arbitrations, investigations, damages, liabilities, obligations, deficiencies, taxes, costs and expenses of any nature whatsoever, whether known or unknown, suspected or unsuspected, that any of them now has, at any time previously had or may have in the future as a shareholder, director, officer, employee, agent or representative of the Company, arising by virtue of or in any matter related to or arising from the undersigneds’ ownership of any capital stock of, or other equity or voting securities or interests in, or any convertible securities to purchase equity in, the Company, including, but not limited to, any claim that the undersigned owns or has the right to acquire any capital stock of, or other equity or voting securities or interests in, the Company (collectively, “Released Matters”). It is further agreed and understood that this is a full and final release of all Released Matters whether known or unknown, fixed or contingent, manifested or unmanifested.

5.                Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

6.                Severable Provisions; Headings; Construction. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.                Entire Agreement. This Agreement and the Separation Agreement constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties including, without limitation, any agreement relating to the Warrants. No supplement, modification or waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the Parties to be bound thereby. This Agreement shall be binding upon all successors and assigns of the Parties.

8.                Third Party Beneficiary. Each of Schmerin and Windber acknowledges and agrees that each Released Party is a third party beneficiary of the representations, warranties, covenants and agreements of Schmerin and Windber set forth in this Agreement.

9.                Further Assurances. Each of Schmerin and Windber will, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by the Company in connection with the cancellation of the Warrants.

10.             Counterparts and Facsimile or Electronic Transmission. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all Parties, but all of which counterparts when taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission in a pdf. file or other similar image file, shall be effective as delivery of a manually executed counterpart thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

ANDOVER NATIONAL CORPORATION

By:
Name:
Title:

1

WINDBER NATIONAL, LLC

By:
Name:	Daniel E. Schmerin
Title:	Managing Member

Daniel E. Schmerin

2

EXHIBIT B

SHARE CONVERSION AGREEMENT

3

AGREEMENT REGARDING CONVERSION OF CLASS B COMMON STOCK

This Agreement Regarding Conversion of Class B Common Stock (this “Agreement”) is entered into as of October 20, 2019 (the “Effective Date”), by and between Andover National Corporation (the “Company”), Daniel E. Schmerin (“Schmerin”) and Windber National, LLC (“Windber” and together with the Company and Schmerin, the “Parties”).

WHEREAS, Windber is the holder of 40,599 issued and outstanding shares of the Company’s Class B Common Stock, $0.001 par value (the “Class B Shares”).

WHEREAS, the Company and Schmerin have entered into that certain Separation Agreement and General Release (the “Separation Agreement”) pursuant to which, among other matters, Schmerin has agreed to convert all of the Class B Shares into shares of the Company’s Class A Common Stock, par value $0.001 par value (the “Class A Common Stock”).

WHEREAS, Windber is a limited liability company wholly owned by Schmerin.

WHEREAS, the Company, Schmerin and Windber desire to convert the Class B Shares into shares of the Company’s Class A Common Stock upon the terms set forth herein below.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.               Windber, on behalf of itself, hereby elects to convert (the “Conversion”) all Class B Shares held by Windber into shares of Class A Common Stock. Each share of Class B Common Stock will convert into one (1) share of Class A Common Stock. The Parties agree that the Class B Shares shall convert into an aggregate 40,599 shares of Class B Common Stock.

2.               Each of Schmerin and Windber hereby represents and warrants that (i) Windber has valid legal and beneficial right, title and interest in and to the Class B Shares, (ii) is the sole owner of the Class B Shares, (iii) has not sold, transferred, pledged or otherwise disposed of the Class B Shares or any interest in the Class B Shares, (iv) has not received from any person a claim of right, title or interest adverse to it in the Class B Shares, (v) has full power and authority to execute, perform and deliver this Agreement, and (vi) is not a party to any agreement, instrument or understanding nor are the Class B Shares bound by any agreement, instrument or understanding that has been or will be violated by the execution, delivery or performance of its obligations under this Agreement. Each of Schmerin and Windber hereby further represents and warrants that (a) this Agreement, when executed and delivered by each of Schmerin and Windber, shall constitute a valid, legal, and binding obligation of each of them, enforceable in accordance with its terms (except as the enforcement may be limited by bankruptcy, reorganization, insolvency, or other similar laws affecting creditors’ rights generally, or by the application of general principals of equity), and (b) each of Schmerin and Windber has had an opportunity to (i) discuss the Company’s business, management, financial affairs and future plans with the Company’s management, (ii) visit the Company’s facilities, and (iii) review the Company’s financial statements and projections, has received all of the information from the Company’s management that it deemed necessary or desirable to reach a decision to convert the Class B Shares.

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3.               Each of Schmerin and Windber, for himself or itself and for their respective heirs, successors, assigns and legal and personal representatives, hereby agrees to indemnify, defend and hold harmless the Company, its directors, officers, employees, agents and representatives and each of their respective affiliates, from any and all liabilities, losses, claims, damages and expenses (including attorneys’ fees) arising in the event that any person claims an interest in the Class B Shares, or claims the right to receive payment or distribution of any money or property with respect to the Class B Shares.

4.               By the execution and delivery of this Agreement and acceptance of the shares of Class A Common Stock pursuant to this Agreement and the Conversion, each of Schmerin and Windber, for each of them and their respective affiliates, partners, heirs, beneficiaries, successors and assigns, if any, hereby releases and absolutely forever discharges the Company and its affiliates, shareholders, directors, officers, employees, agents and representatives and each of their respective affiliates (each, a “Released Party”) from any and all losses, lawsuits, claims, counterclaims, actions, demands, assessments, proceedings, arbitrations, investigations, damages, liabilities, obligations, deficiencies, taxes, costs and expenses of any nature whatsoever, whether known or unknown, suspected or unsuspected, that any of them now has, at any time previously had or may have in the future as a shareholder, director, officer, employee, agent or representative of the Company, arising by virtue of or in any matter related to or arising from the undersigneds’ ownership of any capital stock of, or other equity or voting securities or interests in, or any convertible securities to purchase equity in, the Company, including, but not limited to, any claim that the undersigned owns or has the right to acquire any capital stock of, or other equity or voting securities or interests in, the Company (collectively, “Released Matters”). It is further agreed and understood that this is a full and final release of all Released Matters whether known or unknown, fixed or contingent, manifested or unmanifested.

5.               This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

6.               If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.               This Agreement and the Separation Agreement constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties including, without limitation, any agreement relating to the Conversion. No supplement, modification or waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the Parties to be bound thereby. This Agreement shall be binding upon all successors and assigns of the Parties.

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8.               Each of Schmerin and Windber acknowledges and agrees that each Released Party is a third party beneficiary of the representations, warranties, covenants and agreements of Schmerin and Windber set forth in this Agreement.

9.               Each of Schmerin and Windber will, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by the Company in connection with the Conversion.

10.            This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all Parties, but all of which counterparts when taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission in a pdf. file or other similar image file, shall be effective as delivery of a manually executed counterpart thereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

ANDOVER NATIONAL CORPORATION

By:
Name:
Title:

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WINDBER NATIONAL, LLC

By:
Name:	Daniel E. Schmerin
Title:	Managing Member

Daniel E. Schmerin

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